As filed with the Securities and Exchange Commission on December 7, 2016

Registration Statement File No. 333-205776
Registration Statement File No. 333-199555
Registration Statement File No. 333-196966

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-205776)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-199555)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-196966)

TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AmSurg Corp.
(Exact name of registrant as specified in its charter)

Tennessee	62-1493316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1A Burton Hills Boulevard
Nashville, Tennessee
(615) 665-1283
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Claire M. Gulmi
Executive Vice President, Chief Financial Officer and Secretary
1A Burton Hills Boulevard
Nashville, Tennessee 37215
(615) 665-1283
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
J. James Jenkins, Jr., Esq.
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
(615) 742-6200

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to these registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

AmSurg Corp., a Tennessee corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.	Registration No. 333-205776, initially filed with the SEC on July 21, 2015, registering an indeterminate amount of the Registrant’s common stock, no par value, and preferred stock, no par value;

ii.	Registration No. 333-199555, initially filed with the SEC on October 22, 2014, registering an indeterminate amount of the Registrant’s common stock, no par value; and

iii.	Registration No. 333-196966, initially filed with the SEC on June 23, 2014, registering an indeterminate amount of the Registrant’s common stock, no par value, and preferred stock, no par value.

On December 1, 2016, pursuant to that certain Agreement and Plan of Merger, dated as of June 15, 2016, by and among the Registrant, Envision Healthcare Corporation (formerly known as New Amethyst Corp.), a Delaware corporation (“Envision”), and Envision Healthcare Holdings, Inc. (“Holdings”), a Delaware corporation, the Registrant merged with and into Envision (“Merger 1”), with Envision continuing as the surviving corporation, immediately after which Holdings merged with and into Envision (together with Merger 1, the “Mergers”), with Envision continuing as the surviving corporation.

As a result of the Mergers, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on December 7, 2016.

ENVISION HEALTHCARE CORPORATION, as successor by merger to AmSurg Corp.

By:	/s/ Claire M. Gulmi
	Name:	Claire M. Gulmi
	Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.